Exhibit 10.1
BOARD OF DIRECTORS COMPENSATION
     As provided in our proxy statement filed with the Securities and Exchange Commission on April 14, 2005, our Board of Directors by a resolution adopted on May 18, 2005, approved an increase in non-employee director compensation by including a cash component of $12,000 per year for each non-employee board member plus $2,000 per each quarterly meeting that each non-employee director attends in person.